UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2014

ACCELERA INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53392	26-2517763
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20511 Abbey Dr., Frankfort, IL	60423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 866-0758

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 5.02 Entry into a Material Definitive Agreement and Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 6, 2014, Accelera Innovations, Inc. (the “Company”) entered into an employment agreement with Daniel Freeman, as the Chief Financial Officer (“CFO”) of the Company. Prior to joining the Company, Mr. Freeman was Vice President and Principle with DS&B, Ltd, Certified Public Accountants in Minneapolis, Minnesota from 2008 to 2014. He has been the lead on audits and reviews of companies ranging from startup entrepreneurs to companies with revenues in excess of $250 million.  He has led many strategic planning sessions in addition to providing accounting, audit and tax guidance with companies of all sizes.  Previously, Mr. Freeman held positions of President and Managing Partner of Freeman Wehmhoff and Gatlin PLLC a Certified Public Accounting firm in Minneapolis, Minnesota from 2002 to 2008 and as the founder he grew the practice by offering auditing, accounting and tax services to a wide variety of clients in a vast cross section of industries. He also held the positions of Vice President and Principle of Blanski Peter Kronlage & Zoch, PA, Certified Public Accountants in Minneapolis Minnesota from 1995 to 2002. Prior to joining Blanski Peter Kronlage & Zoch, P.A. he gained a wide range of experience working for local certified public accounting firms and private companies. Mr. Freeman is Certified Public Accountant, Chartered Global Management Accountant and a Certified Information Technology Professional. He has also attained his yellow belt in lean six sigma in the health care industry. Mr. Freeman received a Bachelor of Science in Business Administration degree from Drake University in Des Moines, Iowa in 1979 and his Masters of Business Administration at the University of St. Thomas in Saint Paul, Minnesota in 1989.

The employment agreement with Mr. Freeman provides that, upon completion of one million dollars in financing, the Company shall begin to pay Daniel a base salary of $200,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Freeman has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2015 fiscal year. Mr. Freeman’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 23.33% of the total number of shares which are the subject of the option (233,333 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 46-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable. If Executive’s employment with Accelera (i) is terminated other than by the Company for Cause as defined in Section 3.1(G) or upon Executive’s death or disability as provided in Sections 3.1(B) and (C), or (ii) upon Executive’s resignation for Good Reason, as defined in the agreement, Executive will be paid an amount equal to six (6) months of his then-current base annual salary.

Item 9.01 Financial Statements and Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement effective October 6, 2014 between Accelera Innovations, Inc. and Daniel Freeman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 8, 2014

ACCELERA INNOVATIONS, INC.
	By:	/s/ John F. Wallin
John F. Wallin
President and Chief Executive Officer